Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: Calvin Boyd
(248) 433-4527
email: calvin.boyd@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com
PULTE HOMES REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
•	For the First Quarter 2008, Generated 5,402 Net New Orders and Closed 4,733 Homes
•	Backlog at March 31, 2008 of 8,559 Homes, Valued at $2.6 Billion
•	Company Ended Q1 2008 With $1.1 Billion of Cash
•	Impairments and Land-Related Charges of $663.6 Million for the First Quarter 2008
•	Q1 2008 Net Loss of $2.75 Per Share, Inclusive of Impairments, Land-Related Charges and Deferred Tax Valuation Allowance
•	Company Provides Second Quarter 2008 Guidance
•	Company Continues to Target Year-End 2008 Cash Position of $2 Billion to $2.2 Billion
     Bloomfield Hills, MI, April 23, 2008 — Pulte Homes (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2008. For the quarter, the Company reported a net loss of $696.1 million, or $2.75 per share, compared with an $85.7 million net loss for the prior year first quarter, or $0.34 per share. The first quarter 2008 net loss included $663.6 million of pre-tax charges related to inventory impairments and other land-related charges. Impairments and land-related charges for the prior year quarter were $132.1 million. Consolidated revenues for the quarter were $1.4 billion, a decline of 23% from prior year revenues of $1.9 billion.
“The difficult housing environment continued to erode during the first quarter of 2008,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “Buyer demand for new homes continues to be soft, home prices remain under pressure, and overall buyer confidence is weak.
     “Despite these market challenges, Pulte continues to make progress on its cash position, selling homes and reducing its cost structure. We exceeded our guidance previously provided of a loss of $0.15 to $0.30 per share from continuing operations, exclusive of any impairments or land-related charges. This performance was accomplished through a company-wide commitment to sell and close homes during the quarter and continued efforts to control overhead. We also reduced both our level of speculative inventory and number of controlled lots. We ended the quarter with a $1.1 billion cash balance, inclusive of a $212 million tax refund, and no debt outstanding under our $1.6 billion revolving credit facility. Pulte will continue to position the company to capitalize on any market stabilization and eventual recovery.”
     Revenues from homebuilding settlements in the first quarter decreased 22% to $1.4 billion compared with $1.8 billion last year. The change in revenue for the quarter reflects a 13% decrease in closings to 4,733 homes, and an 11% decrease in average selling price to $295,000.
     First quarter homebuilding pre-tax loss was $705.1 million, compared with a $148.4 million pre-tax loss for the prior year quarter. The pre-tax loss for the 2008 first quarter reflects a decline in gross margins primarily related to the impact of impairments recorded in connection with our land inventory. Homebuilding SG&A expense decreased $79.7 million, or 28%, compared with the prior year quarter. During the first quarter of 2008, the Company recorded $663.6 million of impairments and land-related charges, including $598.8 million related to land impairments, $0.3 million associated with the write-off of land deposits and pre-acquisition costs, and $64.5 million of impairments of land held for sale. For the prior year quarter, these impairments and land-related charges totaled $132.1 million.
     Net new home orders for the first quarter were 5,402 homes, valued at $1.5 billion, which represent declines of 36% and 50%, respectively, from prior year first quarter results. Pulte Homes’ ending backlog as of March 31, 2008 was valued at $2.6 billion (8,559 homes), compared with a value of $4.7 billion (13,334 homes) at the end of last year’s first quarter. At the end of the first quarter 2008, the Company’s debt-to-capitalization ratio was 49%, and on a net debt-to-capitalization basis was 40%.
     The Company’s financial services operations reported pre-tax income of $15 million for the first quarter 2008, compared with $13.2 million of pre-tax income for the prior year’s quarter. The increase in first quarter 2008 pre-tax income was partially due to a shift in the mix of mortgage loans closed toward more profitable agency-backed products. This was partially offset by a 32% decline in mortgage loans originated during the quarter compared with the prior year’s quarter. The mortgage capture rate for the quarter was 89.9%, compared with 93% for the same quarter last year.
Second Quarter 2008 Guidance
     “For the second quarter of 2008 we are projecting a net loss from continuing operations in the range from $0.10 to $0.20 per share, exclusive of a tax benefit and any additional impairments or land-related charges,” said Dugas. “Pulte also remains focused on inventory reduction and cash management, and continues to target a cash position by the end of 2008 of $2.0 billion to $2.2 billion.”
     A conference call discussing Pulte Homes’ first quarter results will be held Thursday, April 24, 2008 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.

     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2007 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.
About Pulte Homes
Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America’s largest home building companies with operations in 51 markets and 26 states. During its 58-year history, the company has delivered more than 500,000 new homes. Since 2000, Pulte Homes operations have earned more top-three finishes than any other homebuilder in the annual J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and older. Its DiVosta Homes brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$1,398,109	$1,829,908
Financial Services	43,488	39,581
Other non-operating	7,222	1,944

Total Revenues	$1,448,819	$1,871,433

Pre-tax income (loss):
Homebuilding	$(705,130)	$(148,386)
Financial Services	15,044	13,195
Other non-operating	(2,970)	(7,357)

Loss before income taxes	(693,056)	(142,548)

Income taxes (benefit)*	3,088	(56,876)

Net loss	$(696,144)	$(85,672)

EARNINGS PER SHARE - ASSUMING DILUTION:

Net loss	$(2.75)	$(0.34)

Shares used in per share calculations	253,166	251,919

*	Due to the uncertainty of the realization of a $258 million deferred tax benefit associated with the $693.1 million pre-tax loss in the first quarter 2008, the Company recorded a valuation allowance against that deferred tax benefit during the quarter, in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes.”

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Unaudited)
ASSETS
Cash and equivalents	$1,071,165	$1,060,311
Unfunded settlements	29,017	38,714
House and land inventory	6,179,847	7,027,511
Land held for sale	324,801	252,563
Land, not owned, under option agreements	19,507	20,838
Residential mortgage loans available-for-sale	284,104	447,089
Investments in unconsolidated entities	109,991	105,479
Other assets	922,786	1,167,292
Deferred income tax assets	105,906	105,906

	$9,047,124	$10,225,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$1,578,921	$1,859,911
Collateralized short-term debt, recourse solely to applicable subsidiary assets	257,139	440,611
Income taxes	108,105	126,758
Senior notes	3,478,577	3,478,230

Total Liabilities	5,422,742	5,905,510

Shareholders’ Equity	3,624,382	4,320,193

	$9,047,124	$10,225,703

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
HOMEBUILDING:
Home sales (settlements)	$1,396,431	$1,789,282
Land sales	1,678	40,626

Homebuilding Revenue	1,398,109	1,829,908

Home cost of sales	(1,845,054)	(1,594,471)
Land cost of sales	(64,948)	(56,362)
Selling, general & administrative expense	(201,937)	(281,653)
Other income (expense), net	8,700	(45,808)

Pre-tax loss	$(705,130)	$(148,386)

FINANCIAL SERVICES:
Pre-tax income	$15,044	$13,195

OTHER NON-OPERATING:
Pre-tax loss:
Net interest income	$6,474	$954
Other expense, net	(9,444)	(8,311)

Total Other non-operating	$(2,970)	$(7,357)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Homebuilding settlement revenues	$1,396,431	$1,789,282

Unit settlements:
Northeast	393	371
Southeast	748	755
Florida	741	1,027
Midwest	623	643
Central	551	699
Southwest	1,197	1,333
California	480	592

	4,733	5,420

Average selling price	$295	$330

Unit net new orders:
Northeast	502	704
Southeast	824	1,006
Florida	993	1,522
Midwest	579	1,020
Central	530	624
Southwest	1,467	2,467
California	507	1,156

	5,402	8,499

Net new orders – dollars*	$1,461,000	$2,912,000

Unit backlog:
Northeast	900	1,250
Southeast	1,357	1,959
Florida	1,504	1,707
Midwest	784	1,774
Central	849	1,047
Southwest	2,280	3,853
California	885	1,744

	8,559	13,334

Dollars in backlog	$2,574,000	$4,703,000

*	Net new order dollars represent a composite of new order dollars combined with other movement of the dollars in backlog related to cancellations and change orders.

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
MORTGAGE ORIGINATIONS:

Origination volume	3,514	5,158

Origination principal	$803,400	$1,143,000

Capture rate percentage	89.9%	93.0%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Interest expense:
Homebuilding (included in home cost of sales)	$58,492	$47,958
Financial Services	1,870	4,618
Other non-operating	748	990

Total interest expense	$61,110	$53,566

Depreciation & amortization	$19,715	$21,660